UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2023
Sprinklr, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40528	45-4771485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 West 35th Street 7th Floor New York, New York		10001
(Address of principal executive offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common stock, par value $0.00003 per share	CXM	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2023, John Chambers notified the Board of Directors (the “Board”) of Sprinklr, Inc. (the “Company”) of his decision to resign as a Class III director of the Company and as a member of the Compensation and Nominating and Corporate Governance Committees of the Board, effective as of the close of business on June 14, 2023. Mr. Chambers’ decision to resign from the Board was not the result of any disagreement between Mr. Chambers and the Company, its management, the Board or any committees thereof on any matter relating to the Company’s operations, policies or practices. Mr. Chambers will continue to serve the Company as an advisor to Ragy Thomas, the Company’s Founder and Chief Executive Officer, pursuant to an advisor agreement (the “Advisor Agreement”) with an initial term of 12 months. Pursuant to the Advisor Agreement, the post-termination exercise period for all of Mr. Chambers’ vested options has been extended until the first anniversary of the termination of the advisory period (but in no event beyond the original expiration date of such options), subject to Mr. Chambers complying with the terms of the Advisor Agreement.

The foregoing description of the Advisor Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Advisor Agreement, a copy of which the Company expects to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending July 31, 2023, and upon filing will be incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2023	Sprinklr, Inc.

	By:	/s/ Jacob Scott
Jacob Scott
General Counsel and Corporate Secretary